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Exhibit (d)(2)

SCIENTIFIC GAMES CORPORATION
2003 INCENTIVE COMPENSATION PLAN

EQUITY AWARD NOTICE—RSUs—Employees

        You have been granted the equity awards shown below with respect to shares of Class A Common Stock of Scientific Games Corporation (the "Company"). These awards are subject to the Terms and Conditions of Equity Awards to Key Employees and the Company's 2003 Incentive Compensation Plan (as amended and restated), both of which are incorporated herein and made a part of this Notice and together with this Notice constitute the Agreement between you and the Company governing these equity awards.

Award Recipient:	«Name of Award Recipient»
Restricted Stock Units ("RSUs"):
Grant Date:	«Grant Date»
Number of RSUs:	«Number of RSUs»
Purchase Price:	Granted in consideration of your surrender and the cancellation of your eligible options on the Grant Date pursuant to the Scientific Games Stock Option Exchange Offer
Vesting Schedule:	«Vesting Date(s)»

Executed as of the Grant Date.
SCIENTIFIC GAMES CORPORATION
By:
Name: Jeffrey S. Lipkin Title: Senior Vice President and Chief Financial Officer

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  Exhibit (d)(2)
SCIENTIFIC GAMES CORPORATION 2003 INCENTIVE COMPENSATION PLAN
EQUITY AWARD NOTICE—RSUs—Employees